Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Todd Pettingill		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7500	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Third Quarter 2017 Financial Results

SAN DIEGO (November 9, 2017) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2017, and provided an operating forecast and program updates.

“Ligand’s diversified business is performing well on all levels. In the third quarter, we posted strong financial results driven by royalties and significant contribution from Captisol. Of note, for the first nine months of 2017, royalties are more than 50% higher than those of the same period last year. This past quarter, we entered three new licensing deals and saw substantial news flow from our corporate partners as many pipeline programs advanced. We announced positive results for a major phase 2 trial for our diabetes drug candidate and are in discussions with partners for potential licensing,” said John Higgins, Chief Executive Officer of Ligand. “Just after the quarter ended, we closed our acquisition of Crystal Bioscience providing a highly-complementary antibody technology to our OmniAb antibody drug discovery business. We now have three species for fully-humanized antibody discovery, four proprietary technology platforms driving licensing and more than 160 fully-funded Shots on Goal.”

Ligand management will discuss third quarter financial and operational results during the Company’s upcoming Analyst Day presentation, which will take place next Tuesday, November 14 from 4:00 p.m. to 5:30 p.m. Eastern time (1:00 p.m. to 2:30 p.m. Pacific time) in New York City. The event will be webcast live and can be accessed at www.ligand.com. As such, Ligand will not be hosting an earnings conference call this quarter.

Third Quarter 2017 Financial Results

Total revenues for the third quarter of 2017 were $33.4 million, compared with $21.6 million for the same period in 2016. Royalties were $21.9 million, compared with $15.7 million for the same period in 2016, an increase of 40%, primarily due to higher royalties from Promacta, Kyprolis and EVOMELA®. Material sales were $7.7 million, compared with $4.2 million for the same period in 2016 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $3.8 million, compared with $1.7 million for the same period in 2016.

Cost of goods sold was $2.4 million for the third quarter of 2017, compared with $1.0 million for the same period in 2016. Amortization of intangibles was $2.7 million in both periods. Research and development expense was $4.8 million, compared with $5.9 million for the same period of 2016. General and administrative expense was $7.0 million, compared with $6.6 million for the same period in 2016.

Net income for the third quarter of 2017 was $8.4 million, or $0.36 per diluted share, compared with $1.1 million, or $0.05 per diluted share, for the same period in 2016. Adjusted net income for the third quarter of 2017 was $15.3 million, or $0.69 per diluted share, compared with $9.6 million, or $0.44 per diluted share, for the same period in 2016.

As of September 30, 2017, Ligand had cash, cash equivalents and short-term investments of $202.3 million, or approximately $175 million after deducting the upfront cash paid in the recent acquisition of Crystal Bioscience. Cash generated from operations was $27.7 million for the 2017 third quarter.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2017 were $90.6 million, compared with $70.8 million for the same period in 2016. Royalties were $60.4 million, compared with $39.8 million for the same period in 2016, an increase of 52%, primarily due to higher royalties from Promacta, Kyprolis and EVOMELA. Material sales were $14.3 million, compared with $13.4 million for the same period in 2016 due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $15.9 million, compared with $17.5 million for the same period in 2016, due primarily to the timing of milestones and license fees earned.

Cost of goods sold was $3.6 million for the nine months ended September 30, 2017, compared with $2.7 million for the same period in 2016 due to the timing and mix of Captisol sales. Amortization of intangibles was $8.1 million, compared with $7.9 million for the same period in 2016. Research and development expense was $18.3 million, compared with $14.8 million for the same period of 2016 due to enrollment costs of our Phase 2 GRA trial and non-cash stock-based compensation expense. General and administrative expense was $20.9 million in both periods.

Net income for the nine months ended September 30, 2017 was $19.6 million, or $0.84 per diluted share, compared with $1.5 million, or $0.07 per diluted share, for the same period in 2016. Adjusted net income for the nine months ended September 30, 2017 was $42.9 million, or $1.94 per diluted share, compared with $30.6 million, or $1.41 per diluted share, for the same period in 2016.

2017 Financial Forecast

Ligand updates guidance for 2017 revenue to be between $134 and $136 million. Adjusted earnings per diluted share is now expected to be between $2.95 and $3.00. Previous guidance was for revenue to be at least $134 million plus up to an additional $9 million in contract payments. Ligand previously noted that with $134 million of revenue, adjusted earnings per share would be $2.93.

Recent Acquisition

•
In October 2017, Ligand acquired Crystal Bioscience and its OmniChicken antibody discovery technology for $25 million cash at closing, up to $10.5 million of success-based milestones and revenue sharing from existing licensees for a defined period. The acquisition initially added four Shots on Goal to Ligand’s portfolio, and the OmniChicken technology may be utilized by multiple current OmniAb partners as they seek to develop antibodies for difficult-to-address epitopes.

Third Quarter 2017 and Recent Business Highlights

Promacta®/Revolade®

•	Novartis reported third quarter 2017 net sales of Promacta/Revolade (eltrombopag) of $227 million, a $59 million or 35% increase over the same period in 2016.

•
Novartis announced long-term study results supporting the positive safety and efficacy of Revolade (eltrombopag) in adults with chronic/persistent (6 or more months from diagnosis) immune (idiopathic) thrombocytopenia (ITP) were published online in Blood. The EXTEND study found that a majority of patients maintained a substantial clinical response and many no longer needed concomitant ITP medications.

•	Novartis highlighted the product in abstracts for the upcoming 59th American Society of Hematology (ASH) annual meeting

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•
On October 25, 2017, Amgen reported third quarter net sales of Kyprolis of $207 million, a $24 million or 13% increase over the same period in 2016. On November 6, 2017, Ono Pharmaceutical Company reported Kyprolis sales in Japan of approximately $13.1 million for the most recent quarter.

•
On October 23, 2017, Amgen announced top-line results of the Phase 3 ARROW trial, which showed Kyprolis administered once-weekly at the 70 mg/m2 dose with dexamethasone allowed relapsed and refractory multiple myeloma patients to live 3.6 months longer without their disease worsening than Kyprolis administered twice-weekly at the 27 mg/m2 dose with dexamethasone.

•
On August 30, 2017, Amgen announced that the FDA accepted a supplemental New Drug Application (sNDA) based on the overall survival (OS) data from the Phase 3 ENDEAVOR trial demonstrating that Kyprolis and dexamethasone (Kd) reduced the risk of death by 21% and increased OS by 7.6 months versus Velcade® (bortezomib) and dexamethasone (Vd) in patients with relapsed or refractory multiple myeloma. The FDA has set an action date of April 30, 2018.

•
On July 12, 2017, Amgen announced positive results from final analysis of the Phase 3 ASPIRE trial, showing the study met the key secondary endpoint of OS, demonstrating that Kyprolis, lenalidomide and dexamethasone (KRd) reduced the risk of death by 21% over lenalidomide and dexamethasone alone.

Additional Pipeline and Partner Developments

•
Sage Therapeutics announced positive top-line results from two Phase 3 trials of brexanolone in severe postpartum depression (PPD) and in moderate PPD. Sage plans to file a New Drug Application (NDA) with the FDA in 2018.

•	Spectrum Pharmaceuticals reported third quarter 2017 net sales of EVOMELA of $10.5 million.

•	CASI Pharmaceuticals announced that China’s Food and Drug Administration granted priority review for CASI’s import drug registration clinical trial application for EVOMELA.

•
Melinta Therapeutics announced a merger with NASDAQ-listed Cempra, Inc. to form a company focused on developing and commercializing important anti-infective therapies including recently-approved Baxdela.

•
Melinta Therapeutics announced that its commercialization and distribution agreement with Eurofarma Laboratórios for delafloxacin (Baxdela in the U.S.) had been expanded to include 19 countries in South America, Central America and the Caribbean.

•	Zydus Cadila announced that it received approval to market its bevacizumab biosimilar in India and subsequently launched the drug, which is marketed as Bryxta.

•
Exelixis announced that Daiichi Sankyo reported positive top-line results from a Phase 3 pivotal trial of esaxerenone in patients with essential hypertension in Japan and that a Japanese regulatory application is expected to be submitted in the first quarter of 2018.

•
Retrophin announced that it presented new data from the open-label extension portion of the Phase 2 DUET study of sparsentan for the treatment of focal segmental glomerulosclerosis (FSGS) at the American Society of Nephrology Kidney Week 2017.

•	Aldeyra Therapeutics announced positive results from a Phase 2a clinical trial of topical ocular ADX-102 in patients with dry eye disease.

•	Aldeyra Therapeutics announced it will present data from its Phase 2 clinical trial in noninfectious anterior uveitis at the American Uveitis Society Fall Meeting.

•	Viking Therapeutics announced enrollment completion in the ongoing Phase 2 clinical trial of VK5211 in patients who recently suffered a hip fracture.

•
Viking Therapeutics announced results of gene expression analysis from its in vivo study of VK2809 in Non-Alcoholic Steatohepatitis (NASH) and presented data at the Annual Meeting of the American Association for the Study of Liver Diseases.

•	Viking Therapeutics announced presentation of data from an in vivo proof-of-concept study of VK2809 in Glycogen Storage Disease Ia at the 13th International Congress of Inborn Errors of Metabolism.

•
Viking Therapeutics announced positive top-line results from a 25-week proof-of-concept study of VK0214 in an in vivo model of X-linked adrenoleukodystrophy (X-ALD) and presented data at the 87th Annual Meeting of the American Thyroid Association.

•	Sermonix Pharmaceuticals announced completion of a financing round to fund a Phase 2 clinical trial of lasofoxifene in Estrogen Receptor Positive (ER+) Metastatic Breast Cancer.

•	Opthea announced further positive results from its Phase 1/2a clinical trial of OPT-302 for wet age-related macular degeneration (wet AMD).

•
CStone Pharmaceuticals announced that it received Clinical Trial Application approval from the China Food and Drug Administration to conduct clinical trials in China with CS1001, an OmniAb-derived full-length anti-PDL1 monoclonal antibody.

•
Aptevo Therapeutics announced that it had presented new preclinical data on OmniAb-derived APVO436 at the World Bispecific Summit and also at the AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics 2017 annual meeting.

•	HanAll Biopharma, an OmniAb partner, announced entering into a strategic collaboration with Harbour BioMed to develop novel biologic therapies in greater China.

•	ARMO BioSciences, an OmniAb partner, announced a $67 million Series C-1 financing to fund their immunotherapy pipeline.

•	Immunoprecise Antibodies, an OmniAb Contract Research Organization (CRO), announced recent success in conducting OmniAb antibody-generation projects for Aptevo Therapeutics and Tizona Therapeutics.

•
A paper was published by Ligand scientists in the journal MAbs, entitled “Chickens with humanized immunoglobulin genes generate antibodies with high affinity and broad epitope coverage to conserved targets”, highlighting the use of OmniChicken in antibody drug discovery.

Internal Glucagon Receptor Antagonist (GRA) Program

•
In September 2017, Ligand presented positive top-line results from its Phase 2 clinical study evaluating the efficacy and safety of LGD-6972, as an adjunct to diet and exercise, in subjects with type 2 diabetes mellitus (T2DM) inadequately controlled on metformin monotherapy. The study achieved statistical significance (p < 0.0001) in the primary endpoint of change from baseline in hemoglobin A1c (HbA1c) after 12 weeks of treatment at all doses tested, demonstrating a robust, dose-dependent reduction in HbA1c of 0.90%, 0.92% and 1.20% with 5 mg, 10 mg and 15 mg of LGD-6972, respectively, compared to a 0.15% reduction with placebo. LGD-6972 was safe and well tolerated, with no drug-related serious adverse events and no dose-dependent changes in lipids (including total cholesterol, LDL cholesterol, HDL cholesterol and triglycerides), body weight or blood pressure after 12 weeks of treatment.

New Licensing Deals

•
Ligand announced receipt of a $2 million payment from WuXi Biologics subsequent to their licensing of exclusive rights to the anti-PD-1 antibody GLS-010 to Arcus Biosciences in North America, Europe, Japan and certain other territories. Ligand is also entitled to future milestones and royalties from this antibody.

•
Ligand announced a commercial license and supply agreement with Amgen granting rights to use Captisol in the formulation of AMG 330, an anti-CD33 x anti-CD3 (BiTE®) bispecific antibody construct. Ligand is eligible to receive milestone payments, royalties and revenue from Captisol material sales related to AMG 330.

•	Ligand entered into Captisol Clinical Use Agreements with both Syros Pharmaceuticals and Vaxxas Inc.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions, changes in contingent liabilities, net losses of Viking Therapeutics, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, unissued shares relating to the Senior Convertible Note and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included in this press release. However, other than with respect to total revenue, the Company only provides guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, net losses of Viking Therapeutics, stock based compensation expenses, mark-to-market adjustments for amounts owed to licensors, effects of any discrete income tax items and fair value adjustments to Viking Therapeutics convertible note receivable. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory affairs and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, including the timing, mix and volume of Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of regulatory filings with the FDA and other regulatory agencies, the timing of new product launches by Ligand and its partners and the related royalties Ligand expects to receive from its partners, the timing of review of clinical data by the FDA, Ligand’s efforts regarding partnering its GRA diabetes program, expected value creation for shareholders and guidance regarding the full-year 2017 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on other partnered products and research or development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2017 or any portion thereof or beyond, that Ligand's 2017 revenues will be at the levels as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Royalties	$21,931	$15,698	$60,372	$39,842
Material sales	7,664	4,219	14,336	13,445
License fees, milestones and other revenues	3,780	1,702	15,930	17,500
Total revenues	33,375	21,619	90,638	70,787
Operating costs and expenses:
Cost of goods sold	2,385	999	3,628	2,674
Amortization of intangibles	2,706	2,706	8,126	7,912
Research and development	4,759	5,898	18,254	14,813
General and administrative	7,032	6,550	20,904	20,858
Total operating costs and expenses	16,882	16,153	50,912	46,257
Income from operations	16,493	5,466	39,726	24,530
Other expense, net	(2,067)	(1,901)	(7,508)	(7,065)
Increase in contingent liabilities	(1,336)	(958)	(2,302)	(2,595)
Loss from Viking	(1,019)	(1,396)	(3,350)	(14,139)
Total other expense, net	(4,422)	(4,255)	(13,160)	(23,799)
Income before income taxes	12,071	1,211	26,566	731
Income tax (expense) benefit	(3,645)	(160)	(7,000)	28
Income from continuing operations	8,426	1,051	19,566	759
Income from discontinued operations, net of taxes	—	—	—	731
Net income:	$8,426	$1,051	$19,566	$1,490

Basic per share amounts:
Income from continuing operations	$0.40	$0.05	$0.93	$0.04
Discontinued operations	—	—	—	0.04
Net income	$0.40	$0.05	$0.93	$0.07
Diluted per share amounts:
Income from continuing operations	$0.36	$0.05	$0.84	$0.03
Discontinued operations	—	—	—	0.03
Net income	$0.36	$0.05	$0.84	$0.07

Weighted average number of common shares-basic	21,071	20,887	21,007	20,806
Weighted average number of common shares-diluted	23,551	22,997	23,262	22,742

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$202,259	$141,048
Accounts receivable	12,816	14,700
Note receivable from Viking	3,007	3,207
Inventory	5,007	1,923
Other current assets	1,112	2,175
Total current assets	224,201	163,053
Deferred income taxes	134,939	123,891
Goodwill and other identifiable intangible assets	268,785	276,912
Investment in Viking	5,137	8,345
Commercial license rights	23,721	25,821
Other assets	5,554	3,563
Total assets	$662,337	$601,585
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,040	$9,131
Current portion of contingent liabilities	86	5,088
2019 convertible senior notes, net	221,557	212,910
Total current liabilities	231,683	227,129
Long-term portion of contingent liabilities	5,196	2,916
Other long-term liabilities	695	687
Total liabilities	237,574	230,732
Equity component of currently redeemable convertible notes	21,597	29,563
Total Ligand Pharmaceuticals stockholders' equity	403,166	341,290
Total liabilities and stockholders' equity	$662,337	$601,585

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net income	$8,426	$1,051	$19,566	$1,490
Stock-based compensation expense	5,248	5,331	15,917	13,690
Non-cash interest expense(1)	2,927	2,752	8,647	8,130
Amortization related to acquisitions	1,947	2,867	10,223	8,177
Increase in contingent liabilities(2)	1,336	958	2,302	2,595
Loss from Viking	1,019	1,396	3,350	14,139
Other(3)	(411)	(43)	(327)	(431)
Income tax effect of adjusted reconciling items above	(4,180)	(4,697)	(13,949)	(16,423)
Excess tax benefit from stock-based compensation(4)	(1,014)	—	(2,841)	—
Discontinued operations, net of tax	—	—	—	(731)
Adjusted net income	$15,298	$9,615	$42,888	$30,636
Diluted per-share amounts attributable to common shareholders:
Net income	$0.36	$0.05	$0.84	$0.07
Stock-based compensation expense	0.22	0.23	0.68	0.60
Non-cash interest expense(1)	0.12	0.12	0.37	0.36
Amortization related to acquisitions	0.08	0.12	0.44	0.36
Increase in contingent liabilities(2)	0.06	0.04	0.10	0.11
Loss from Viking	0.04	0.06	0.14	0.62
Other(3)	(0.02)	—	(0.01)	(0.02)
Income tax effect of adjusted reconciling items above	(0.18)	(0.20)	(0.60)	(0.72)
Excess tax benefit from stock-based compensation(4)	(0.04)	—	(0.12)	—
2019 Senior Convertible Notes share count adjustment	0.04	0.02	0.09	0.06
Discontinued operations, net of tax	—	—	—	(0.03)
Adjusted net income	$0.69	$0.44	$1.94	$1.41

GAAP-Weighted average number of common shares-diluted	23,551	22,997	23,262	22,742
Less: 2019 Senior Convertible Notes share count adjustment	1,334	1,184	1,119	1,046
Adjusted weighted average number of common shares-diluted	22,217	21,813	22,143	21,696

(1) Non-cash debt related costs is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(3) Amounts due to Bristol-Myers Squibb relating to the Retrophin license agreement and fair market value adjustment on Viking note and warrants.

(4) Excess tax benefits from stock-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income pursuant to ASU 2016-09, which was previously recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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